EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 25, 2008 relating to the consolidated financial statements of Diamond Foods, Inc. and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles), appearing in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2008.
/s/ Deloitte & Touche
San Francisco, CA
September 25, 2008